NORTHROP GRUMMAN CORPORATION

EXHIBIT 99.3
FORWARD-LOOKING STATEMENTS AND PROJECTIONS
This Current Report on Form 8-K, our 2019 Form 10-K and the information we are incorporating by reference contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expect,” “anticipate,” “intend,” “may,” “could,” “should,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” “trends,” “goals” and similar expressions generally identify these forward-looking statements. Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and/or cash flows. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified under “Risk Factors” in Part I, Item 1A of the 2019 Form 10-K and other important factors disclosed in this report and from time to time in our other filings with the SEC. They include:

•	our dependence on the U.S. government for a substantial portion of our business

•	significant delays or reductions in appropriations for our programs, and U.S. government funding and program support more broadly

•	investigations, claims, disputes, enforcement actions, litigation and/or other legal proceedings

•	the use of estimates when accounting for our contracts and the effect of contract cost growth and/or changes in estimated contract revenues and costs

•	our exposure to additional risks as a result of our international business, including risks related to geopolitical and economic factors, suppliers, laws and regulations

•	the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which we participate and the impact on our reputation and our ability to do business

•	cyber and other security threats or disruptions faced by us, our customers or our suppliers and other partners

•	the performance and financial viability of our subcontractors and suppliers and the availability and pricing of raw materials and components

•
changes in procurement and other laws, regulations, contract terms and practices applicable to our industry, findings by the U.S. government as to our compliance with such requirements, and changes in our customers’ business practices globally

•	increased competition within our markets and bid protests

•	the ability to maintain a qualified workforce with the required security clearances and requisite skills

•
our ability to meet performance obligations under our contracts, including obligations that require innovative design capabilities, are technologically complex, require certain manufacturing expertise or are dependent on factors not wholly within our control

•	environmental matters, including unforeseen environmental costs and government and third party claims

•	natural disasters

•	the adequacy and availability of our insurance coverage, customer indemnifications or other liability protections

•
products and services we provide related to hazardous and high risk operations, including the production and use of such products, which subject us to various environmental, regulatory, financial, reputational and other risks

•
the future investment performance of plan assets, changes in actuarial assumptions associated with our pension and other postretirement benefit plans and legislative or other regulatory actions impacting our pension and postretirement benefit obligations

•	our ability appropriately to exploit and/or protect intellectual property rights

NORTHROP GRUMMAN CORPORATION

•	our ability to develop new products and technologies and maintain technologies, facilities, and equipment to win new competitions and meet the needs of our customers

•	unanticipated changes in our tax provisions or exposure to additional tax liabilities

•	changes in business conditions that could impact business investments and/or recorded goodwill or the value of other long-lived assets
We urge you to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date this report is first filed or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
PART II
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
OVERVIEW
The following discussion should be read along with the financial statements included in Part II, Item 8 of Exhibit 99.4 of this Form 8-K. Except as recast in this Form 8-K to reflect changes in the company's organizational structure and reportable segments, the following discussion should also be read along with Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Form 10-K for the year ended December 31, 2018, which provides additional information on comparisons of years 2018 and 2017.
Acquisition of Orbital ATK
On June 6, 2018 (the “Merger Date”), the company completed its previously announced acquisition of Orbital ATK, Inc. (“Orbital ATK”) (the “Merger”). On the Merger date, Orbital ATK became a wholly-owned subsidiary of the company and its name was changed to Northrop Grumman Innovation Systems, Inc. We established Innovation Systems as a new, fourth business sector. The operating results of legacy Innovation Systems subsequent to the Merger Date have been included in the company’s consolidated results of operations and are reflected in the Space Systems, Defense Systems and Aeronautics Systems sectors. See Note 2 to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K for further information regarding the acquisition of Orbital ATK.
In June 2018, the U.S. Federal Trade Commission (FTC) issued a Decision and Order enabling the acquisition to proceed and providing for solid rocket motors to be available on a non-discriminatory basis under certain circumstances and processes. The company has taken and continues to take robust actions to help ensure compliance with the terms of the Order. Similarly, the Compliance Officer, appointed under the Order, and the FTC have taken and continue to take various actions to oversee compliance. In October 2019, the company received a civil investigative demand from the FTC requesting certain information relating to a potential issue of the company’s compliance with the Order in connection with a pending strategic missile competition. The company has provided information in response to the request. We believe the company has been and continues to be in full compliance with the Order, but we cannot predict any potential impact on the procurement.
Global Security and Economic Environment
The U.S. and its allies continue to face a global security environment of heightened tensions and instability, threats from state and non-state actors as well as terrorist organizations, emerging nuclear tensions, diverse regional security concerns and political instability. Global threats persist across all domains, from undersea to space to cyber. The market for defense products, services and solutions globally is driven by these complex and evolving security challenges, considered in the broader context of political and socioeconomic priorities.
The global geopolitical and economic environments also continue to be impacted by uncertainty. Geopolitical relationships are changing and global economic growth is expected to remain in the low single digits in 2020, reflecting the impact of and uncertainty surrounding geopolitical tensions globally and financial market volatility. The global economy may also be affected by Britain’s anticipated exit from the European Union, the full impact of which is not known at this time. Additionally, economic tensions and changes in international trade policies, including higher tariffs on imported goods and materials and renegotiation of free trade agreements, could impact the global market for defense products, services and solutions.
U.S. Political and Economic Environment
The U.S. continues to face an uncertain political environment and substantial fiscal and economic challenges, which affect funding for discretionary and non-discretionary budgets. The Budget Control Act of 2011 (BCA) mandated spending caps for all federal discretionary spending across a ten-year period (FY 2012 through FY 2021), including

NORTHROP GRUMMAN CORPORATION

specific limits for defense and non-defense spending. In prior years, these spending caps have been revised by separate bills for specific fiscal years.
In 2019, the President proposed an FY 2020 budget requesting $750 billion for national security. The President’s budget request addresses various capabilities highlighted in the U.S. National Security Strategy, the National Defense Strategy and the Missile Defense Review. On August 2, 2019, the Bipartisan Budget Act of 2019 was enacted, increasing spending caps under the Budget Control Act (BCA) for FY 2020 and FY 2021, the final two fiscal years covered by the BCA, and suspending the debt ceiling through July 31, 2021. On December 20, 2019, FY 2020 appropriations for all federal agencies were enacted, representing a 3 percent increase from FY 2019. We believe our capabilities, particularly in space, missiles, missile defense, hypersonics, counter-hypersonics, low observable technology and cyber will allow us to continue to profitably grow our business in support of our customers’ needs.
The political environment, federal budget and debt ceiling are expected to continue to be the subject of considerable debate, which could have significant impacts on defense spending broadly and the company’s programs in particular.
For further information on the risks we face from the current political and economic environment, see “Risk Factors” in Part I, Item 1A of the 2019 Form 10-K.
Operating Performance Assessment and Reporting
We manage and assess our business based on our performance on contracts and programs (typically larger contracts or two or more closely-related contracts). We recognize sales from our portfolio of long-term contracts as control is transferred to the customer, primarily over time on a cost-to-cost basis (cost incurred relative to costs estimated at completion). As a result, sales tend to fluctuate in concert with costs incurred across our large portfolio of contracts. Due to Federal Acquisition Regulation (FAR) rules that govern our U.S. government business and related Cost Accounting Standards (CAS), most types of costs are allocable to U.S. government contracts. As such, we do not focus on individual cost groupings (such as manufacturing, engineering and design labor, subcontractor, material, overhead and general and administrative (G&A) costs), as much as we do on total contract cost, which is the key driver of our sales and operating income.
In evaluating our operating performance, we look primarily at changes in sales and operating income. Where applicable, significant fluctuations in operating performance attributable to individual contracts or programs, or changes in a specific cost element across multiple contracts, are described in our analysis. Based on this approach and the nature of our operations, the discussion of results of operations below first focuses on our four segments before distinguishing between products and services. Changes in sales are generally described in terms of volume, while changes in margin rates are generally described in terms of performance and/or contract mix. For purposes of this discussion, volume generally refers to increases or decreases in sales or cost from production/service activity levels and performance generally refers to non-volume related changes in profitability. Contract mix generally refers to changes in the ratio of contract type and/or life cycle (e.g., cost-type, fixed-price, development, production, and/or sustainment).
CONSOLIDATED OPERATING RESULTS
For purposes of the operating results discussion below, we assess our performance using certain financial measures that are not calculated in accordance with GAAP. These non-GAAP financial measures exclude Mark-to-market pension and OPB (“MTM”) (expense) benefit and related tax impacts, and are described as MTM-adjusted net earnings and MTM-adjusted diluted earnings per share. These non-GAAP measures may be useful to investors and other users of our financial statements as supplemental measures in evaluating the company’s underlying financial performance by presenting the company’s operating results before the non-operational impact of pension and OPB actuarial gains and losses. These measures are also consistent with how management views the underlying performance of the business as the impact of MTM accounting is not considered in management’s assessment of the company’s operating performance or in its determination of incentive compensation awards. We reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures below. These non-GAAP measures may not be defined and calculated by other companies in the same manner and should not be considered in isolation or as an alternative to operating results presented in accordance with GAAP.

NORTHROP GRUMMAN CORPORATION

Selected financial highlights are presented in the table below:

	Year Ended December 31			% Change in
$ in millions, except per share amounts	2019	2018	2017	2019	2018
Sales	$33,841	$30,095	$26,004	12%	16%
Operating costs and expenses	29,872	26,315	22,786	14%	15%
Operating costs and expenses as a % of sales	88.3%	87.4%	87.6%
Operating income	3,969	3,780	3,218	5%	17%
Operating margin rate	11.7%	12.6%	12.4%
Mark-to-market pension and OPB (expense) benefit	(1,800)	(655)	536	175%	NM
Federal and foreign income tax expense	300	513	1,360	(42)%	(62)%
Effective income tax rate	11.8%	13.7%	32.2%
Net earnings	2,248	3,229	2,869	(30)%	13%
Diluted earnings per share	13.22	18.49	16.34	(29)%	13%
Sales
2019 sales increased $3.7 billion, as compared with 2018, due to higher volume at all four sectors, including a $2.6 billion increase due to a full year of sales from legacy Innovation Systems businesses.
2018 sales increased $4.1 billion, as compared with 2017, due to higher volume at all four sectors, including $3.1 billion of sales subsequent to the Merger date from legacy Innovation Systems businesses.
See “Segment Operating Results” below for further information by segment and “Product and Service Analysis” for product and service detail. See Note 16 to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K for information regarding the company’s sales by customer type, contract type and geographic region for each of our segments.
Operating Income and Margin Rate
2019 operating income increased $189 million, or 5 percent, as compared with 2018, primarily due to a $462 million increase in segment operating income, including a $315 million increase due to a full year of operating income from legacy Innovation Systems businesses. This was partially offset by a $148 million decrease in the net FAS (service)/CAS pension adjustment and a $125 million increase in unallocated corporate expense, all of which are further discussed in “Segment Operating Results.” Operating margin rate declined to 11.7 percent from 12.6 percent due to the pension and unallocated corporate expense items noted above, partially offset by a higher segment operating margin rate, as described in “Segment Operating Results.”
2019 G&A costs as a percentage of sales decreased to 9.7 percent from 10.0 percent in 2018, primarily due to higher sales as well as cost management, including cost synergies realized in connection with the 2018 acquisition of Orbital ATK.
2018 operating income increased $562 million, or 17 percent, as compared with 2017, primarily due to a $544 million increase in segment operating income, including the addition of $342 million of operating income from legacy Innovation Systems businesses, and a $42 million decrease in unallocated corporate expense, partially offset by a $25 million decrease in our net FAS (service)/CAS pension adjustment, all of which are further discussed in “Segment Operating Results.” Lower operating costs and expenses as a percentage of sales increased our operating margin rate to 12.6 percent from 12.4 percent in the prior year period and was principally driven by a higher segment operating margin rate, as described in “Segment Operating Results,” and the previously noted decrease in unallocated corporate expense, partially offset by the decrease in our net FAS (service)/CAS pension adjustment.
2018 G&A costs as a percentage of sales decreased to 10.0 percent from 10.4 percent in 2017, principally due to higher sales volume.
For further information regarding product and service operating costs and expenses, see “Product and Service Analysis” below.

NORTHROP GRUMMAN CORPORATION

Mark-to-Market Pension and OPB (Expense) Benefit
The primary components of pre-tax MTM (expense) benefit are presented in the table below:

	Year Ended December 31
$ in millions	2019	2018	2017
Actuarial (losses) gains on projected benefit obligation	$(4,866)	$2,772	$(1,570)
Actuarial gains (losses) on plan assets	3,066	(3,426)	2,119
Other	—	(1)	(13)
MTM (expense) benefit	$(1,800)	$(655)	$536
2019 MTM expense of $1.8 billion was primarily driven by a 92 basis point decrease in the discount rate from year end 2018 as well as a change in our mortality assumptions, partially offset by actual net plan asset returns of approximately 19.1 percent compared to our 8.0 percent asset return assumption.
Federal and Foreign Income Taxes
The 2019 effective tax rate decreased to 11.8 percent from 13.7 percent in 2018. MTM expense reduced the 2019 effective tax rate by 3.7 percentage points and the 2018 effective tax rate by 1.1 percentage points. See Note 7 to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K for additional information.
Net Earnings
The table below reconciles net earnings to MTM-adjusted net earnings:

	Year Ended December 31			% Change in
$ in millions	2019	2018	2017	2019	2018
Net earnings	$2,248	$3,229	$2,869	(30)%	13%
MTM expense (benefit)	1,800	655	(536)	175%	NM
MTM-related deferred state tax (benefit) expense(1)	(81)	(29)	24	179%	NM
Federal tax (benefit) expense of items above(2)	(361)	(131)	108	176%	NM
MTM expense (benefit), net of tax	1,358	495	(404)	174%	NM
MTM-adjusted net earnings	$3,606	$3,724	$2,465	(3)%	51%

(1)	Deferred state taxes are recorded in unallocated corporate expense within operating income.

(2)	Based on a 21% federal statutory tax rate.
Net earnings decreased $981 million in 2019 principally due to an $863 million increase in our MTM expense, net of tax. Excluding these impacts, MTM-adjusted net earnings decreased by $118 million, or 3 percent, primarily due to a $397 million decrease in the total net FAS/CAS pension adjustment and $170 million of higher intangible asset amortization and PP&E step-up depreciation. These decreases were partially offset by $462 million of higher segment operating income.

NORTHROP GRUMMAN CORPORATION

Diluted Earnings Per Share
The table below reconciles diluted earnings per share to MTM-adjusted diluted earnings per share:

	Year Ended December 31			% Change in
	2019	2018	2017	2019	2018
Diluted earnings per share	$13.22	$18.49	$16.34	(29)%	13%
MTM expense (benefit) per share	10.59	3.76	(3.06)	182%	NM
MTM-related deferred state tax (benefit) expense per share(1)	(0.48)	(0.17)	0.14	182%	NM
Federal tax (benefit) expense of items above per share(2)	(2.12)	(0.75)	0.62	183%	NM
MTM expense (benefit) per share, net of tax	7.99	2.84	(2.30)	181%	NM
MTM-adjusted diluted earnings per share	$21.21	$21.33	$14.04	(1)%	52%

(1)	Deferred state taxes are recorded in unallocated corporate expense within operating income.

(2)	Based on a 21% federal statutory tax rate.
Diluted earnings per share decreased $5.27, or 29 percent, principally due to a $5.15 reduction associated with our MTM expense, net of tax. Excluding these impacts, MTM-adjusted diluted earnings per share decreased $0.12, or 1 percent, reflecting a 3 percent decrease in MTM-adjusted net earnings and a 3 percent decrease in weighted-average diluted shares outstanding.
SEGMENT OPERATING RESULTS
Basis of Presentation
At December 31, 2019, the company was aligned in four operating sectors: Aerospace Systems, Innovation Systems, Mission Systems and Technology Services. Effective January 1, 2020, the company reorganized its sectors to better align the company’s broad portfolio to serve its customers’ needs. The four new operating sectors, which also comprise our reportable segments, are: Aeronautics Systems, Defense Systems, Mission Systems and Space Systems. The operating results for all periods presented have been recast to reflect this realignment and include sales and operating income from legacy Innovation Systems businesses subsequent to the Merger date. For a more complete description of each segment’s products and services, see “Business” in Part I, Item 1 of Exhibit 99.1 of this Form 8-K.
We present our sectors in the following business areas, which are reported in a manner reflecting core capabilities:

Aeronautics Systems	Defense Systems	Mission Systems	Space Systems
Autonomous Systems	Battle Management & Missile Systems	Airborne Sensors & Networks	Launch & Strategic Missiles
Manned Aircraft	Mission Readiness	Cyber & Intelligence Mission Solutions	Space
Maritime/Land Systems & Sensors
Navigation, Targeting & Survivability
This section discusses segment sales, operating income and operating margin rates. A reconciliation of segment operating income to total operating income is provided below.

NORTHROP GRUMMAN CORPORATION

Segment Operating Income and Margin Rate
Segment operating income, as reconciled in the table below, and segment operating margin rate (segment operating income divided by sales) are non-GAAP (accounting principles generally accepted in the United States of America) measures that reflect total earnings from our four segments, including allocated pension expense we have recognized under FAR and CAS, and excluding FAS pension expense and unallocated corporate items (certain corporate-level expenses, which are not considered allowable or allocable under applicable CAS or FAR, and costs not considered part of management’s evaluation of segment operating performance). These non-GAAP measures may be useful to investors and other users of our financial statements as supplemental measures in evaluating the financial performance and operational trends of our sectors. These measures may not be defined and calculated by other companies in the same manner and should not be considered in isolation or as alternatives to operating results presented in accordance with GAAP.

	Year Ended December 31			% Change in
$ in millions	2019	2018	2017	2019	2018
Segment operating income	$3,909	$3,447	$2,903	13%	19%
Segment operating margin rate	11.6%	11.5%	11.2%
CAS pension expense	832	1,017	1,026	(18)%	(1)%
Less: FAS (service) pension expense	(367)	(404)	(388)	(9)%	4%
Net FAS (service)/CAS pension adjustment	465	613	638	(24)%	(4)%
Intangible asset amortization and PP&E step-up depreciation	(390)	(220)	—	NM	NM
MTM-related deferred state tax benefit (expense)(1)	81	29	(24)	179%	NM
Other unallocated corporate expense	(96)	(89)	(299)	8%	(70)%
Unallocated corporate expense	(405)	(280)	(323)	45%	(13)%
Total operating income	$3,969	$3,780	$3,218	5%	17%

(1)	Represents the deferred state tax impact of MTM (expense) benefit, which is recorded in unallocated corporate expense consistent with other changes in deferred state taxes.
Segment Operating Income and Margin Rate
2019 segment operating income increased $462 million, or 13 percent, as compared with 2018, due to higher operating income at all four sectors, including a $315 million increase due to a full year of operating income from legacy Innovation Systems businesses. Segment operating margin rate of 11.6 percent was comparable to the prior year.
2018 segment operating income increased $544 million, or 19 percent, as compared with 2017, due to higher operating income at all four sectors, including the addition of $342 million of operating income from legacy Innovation Systems businesses. The higher operating income includes $69 million of favorable EAC adjustments on multiple restricted programs at Aeronautics Systems. Segment operating margin rate increased to 11.5 percent from 11.2 percent in 2017 principally due to a higher segment margin rate at Aeronautics Systems.
Net FAS (service)/CAS Pension Adjustment
The decrease in our 2019 net FAS (service)/CAS pension adjustment, as compared with 2018, is primarily due to lower CAS expense largely as a result of changes in actuarial assumptions as of December 31, 2018, partially offset by a full year of CAS expense from legacy Innovation Systems.
The decrease in our 2018 net FAS (service)/CAS pension adjustment, as compared with 2017, is primarily due to lower CAS expense for legacy Northrop Grumman resulting from higher assets returns in 2017 and a change in the legacy Northrop Grumman mortality assumption as of December 31, 2017, which more than offset the additional net FAS (service)/CAS pension adjustment from the addition of legacy Innovation Systems.
Unallocated Corporate Expense
The increase in 2019 unallocated corporate expense is primarily due to the absence in 2019 of a $223 million benefit recognized for the finalization of certain prior year cost claims, as well as $170 million of higher intangible asset amortization and PP&E step-up depreciation. This increase was partially offset by $140 million of lower deferred state taxes and an $89 million benefit recognized in 2019 related to the favorable resolution of a cost accounting litigation matter.

NORTHROP GRUMMAN CORPORATION

Net Estimate-At-Completion (EAC) Adjustments - We record changes in estimated contract earnings at completion (net EAC adjustments) using the cumulative catch-up method of accounting. Net EAC adjustments can have a significant effect on reported sales and operating income and the aggregate amounts are presented in the table below:

	Year Ended December 31
$ in millions	2019	2018	2017
Favorable EAC adjustments	$1,040	$1,019	$717
Unfavorable EAC adjustments	(560)	(442)	(357)
Net EAC adjustments	$480	$577	$360
Net EAC adjustments by segment are presented in the table below:

	Year Ended December 31
$ in millions	2019	2018	2017
Aeronautics Systems(1)	$143	$271	$113
Defense Systems(1)	99	75	17
Mission Systems	189	172	89
Space Systems(1)	63	73	154
Eliminations	(14)	(14)	(13)
Net EAC adjustments	$480	$577	$360

(1)	Amounts reflect EAC adjustments after the percent complete on legacy Innovation Systems contracts was reset to zero as of the Merger date.
For purposes of the discussion in the remainder of this Segment Operating Results section, references to operating income and operating margin rate reflect segment operating income and segment operating margin rate, respectively.
AERONAUTICS SYSTEMS

	Year Ended December 31			% Change in
$ in millions	2019	2018	2017	2019	2018
Sales	$11,116	$10,293	$9,040	8%	14%
Operating income	1,170	1,107	848	6%	31%
Operating margin rate	10.5%	10.8%	9.4%
Sales
2019 sales increased $823 million, or 8 percent, as compared with 2018, due in large part to higher volume on restricted programs. In addition, Manned Aircraft sales reflect a $188 million increase due to a full year of sales on legacy Innovation Systems Aerospace Structures programs, as well as a higher rate of F-35 production activity and higher volume on the E-2 program. Autonomous Systems sales include higher Global Hawk volume and lower NATO AGS volume as that program nears completion.
2018 sales increased $1.3 billion, or 14 percent, as compared with 2017, due to higher volume in both business areas, principally on Manned Aircraft programs. Manned Aircraft sales were driven by higher restricted and F-35 volume, as well as $274 million of sales on legacy Innovation Systems Aerospace Structures programs subsequent to the Merger date. Autonomous Systems sales reflect higher volume on several programs, including Triton, partially offset by lower Global Hawk volume.
Operating Income
2019 operating income increased $63 million, or 6 percent, as compared with 2018, due to higher sales. 2019 operating margin rate decreased to 10.5 percent from 10.8 percent principally due to lower net favorable EAC adjustments.
2018 operating income increased $259 million, or 31 percent, as compared with 2017, primarily due to higher sales and a higher operating margin rate. Operating margin rate increased to 10.8 percent from 9.4 percent principally due to improved performance, including $69 million of favorable EAC adjustments on multiple restricted programs.

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DEFENSE SYSTEMS

	Year Ended December 31			% Change in
$ in millions	2019	2018	2017	2019	2018
Sales	$7,495	$6,612	5,479	13%	21%
Operating income	781	690	534	13%	29%
Operating margin rate	10.4%	10.4%	9.7%
Sales
2019 sales increased $883 million, or 13 percent, as compared with 2018, due to higher Battle Management & Missile Systems sales, partially offset by lower volume on Mission Readiness programs. Battle Management & Missile Systems sales reflect a $1.1 billion increase due to a full year of sales on legacy Innovation Systems Weapon Systems programs. Mission Readiness sales declined principally due to the 2018 completions of a state and local services contract and the JRDC program.
2018 sales increased $1.1 billion, or 21 percent, as compared with 2017, due to higher Battle Management & Missile Systems sales, partially offset by lower volume on Mission Readiness programs. Battle Management & Missile Systems sales include $1.4 billion of sales on legacy Innovation Systems Weapon Systems programs subsequent to the Merger date and higher volume on the Integrated Air and Missile Defense Battle Command System program. Mission Readiness sales decreased primarily due to the completions of several large programs, including KC-10 and JRDC, partially offset by higher volume on the Special Electronic Mission Aircraft program.
Operating Income
2019 operating income increased $91 million, or 13 percent, as compared with 2018, due to higher sales. Operating margin rate was comparable to the prior year and reflects a favorable adjustment on a logistics and modernization sustainment program, offset by lower performance on information solutions and services programs.
2018 operating income increased $156 million, or 29 percent, as compared with 2017, due to higher sales and a higher operating margin rate. Operating margin rate increased to 10.4 percent from 9.7 percent primarily due to the close-out of a state and local services contract.
MISSION SYSTEMS

	Year Ended December 31			% Change in
$ in millions	2019	2018	2017	2019	2018
Sales	$9,410	$8,949	$8,460	5%	6%
Operating income	1,382	1,215	1,157	14%	5%
Operating margin rate	14.7%	13.6%	13.7%
Sales
2019 sales increased $461 million, or 5 percent, as compared with 2018, principally due to higher volume on Airborne Sensors & Networks and Maritime/Land Systems & Sensors programs. Airborne Sensors & Networks sales increased principally due to higher volume on airborne radar, F-35 and restricted programs, partially offset by lower volume on communications programs. Maritime/Land Systems & Sensors sales increased principally due to higher volume on marine systems and international programs.
2018 sales increased $489 million, or 6 percent, as compared with 2017, principally due to higher volume on Airborne Sensors & Networks and Navigation, Targeting & Survivability programs. Airborne Sensors & Networks sales increased principally due to higher volume on restricted, airborne electronic warfare and F-35 programs. Navigation, Targeting & Survivability sales increased principally due to higher volume on self-protection and infrared countermeasures programs.
Operating Income
2019 operating income increased $167 million, or 14 percent, as compared with 2018, due to a higher operating margin rate and higher sales. Operating margin rate increased to 14.7 percent from 13.6 percent primarily due to improved performance on Maritime/Land Systems & Sensors and Airborne Sensors & Networks programs.
2018 operating income increased $58 million, or 5 percent, as compared with 2017, due to higher sales. Operating margin rate was comparable with the prior year period.

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SPACE SYSTEMS

	Year Ended December 31			% Change in
$ in millions	2019	2018	2017	2019	2018
Sales	$7,425	$5,845	$4,719	27%	24%
Operating income	781	635	578	23%	10%
Operating margin rate	10.5%	10.9%	12.2%
Sales
2019 sales increased $1.6 billion, or 27 percent, as compared with 2018, including a $1.4 billion increase due to a full year of sales on legacy Innovation Systems programs. In addition, Space sales reflect higher volume on Next Generation Overhead Persistent Infrared (Next Gen OPIR) programs and the James Webb Space Telescope (JWST).
2018 sales increased $1.1 billion or 24 percent, as compared with 2017, primarily due to $1.5 billion of sales on legacy Innovation Systems programs subsequent to the Merger date and higher Ground Based Strategic Deterrent Technology Maturation Risk Reduction volume. Space sales reflect ramp-down on a restricted ISR program and lower JWST volume.
Operating Income
2019 operating income increased $146 million, or 23 percent, as compared with 2018, due to higher sales. Operating margin rate decreased to 10.5 percent from 10.9 percent primarily due to lower net favorable EAC adjustments.
2018 operating income increased $57 million, or 10 percent, as compared with 2017, due to higher sales. Operating margin rate decreased to 10.9 percent from 12.2 percent primarily due to a $56 million favorable EAC adjustment recorded on a restricted program in 2017.

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PRODUCT AND SERVICE ANALYSIS
The following table presents product and service sales and operating costs and expenses by segment:

	Year Ended December 31
$ in millions	2019		2018		2017
Segment Information:	Sales	Operating Costs and Expenses	Sales	Operating Costs and Expenses	Sales	Operating Costs and Expenses
Aeronautics Systems
Product	$9,387	$8,444	$8,665	$7,749	$7,388	$6,715
Service	1,626	1,409	1,555	1,372	1,606	1,436
Intersegment eliminations	103	93	73	65	46	41
Total Aeronautics Systems	11,116	9,946	10,293	9,186	9,040	8,192
Defense Systems
Product	2,784	2,577	1,703	1,523	370	323
Service	4,020	3,520	4,159	3,723	4,135	3,745
Intersegment eliminations	691	617	750	676	974	877
Total Defense Systems	7,495	6,714	6,612	5,922	5,479	4,945
Mission Systems
Product	6,022	5,091	5,790	5,013	5,388	4,642
Service	2,660	2,322	2,441	2,118	2,434	2,129
Intersegment eliminations	728	615	718	603	638	532
Total Mission Systems	9,410	8,028	8,949	7,734	8,460	7,303
Space Systems
Product	5,659	5,031	4,311	3,805	3,218	2,784
Service	1,683	1,538	1,471	1,345	1,465	1,327
Intersegment eliminations	83	75	63	60	36	30
Total Space Systems	7,425	6,644	5,845	5,210	4,719	4,141
Segment Totals
Total Product	$23,852	$21,143	$20,469	$18,090	$16,364	$14,464
Total Service	9,989	8,789	9,626	8,558	9,640	8,637
Total Segment(1)	$33,841	$29,932	$30,095	$26,648	$26,004	$23,101

(1)	A reconciliation of segment operating income to total operating income is included in “Segment Operating Results.”
Product Sales and Costs
2019 product sales increased $3.4 billion, or 17 percent, as compared with 2018, and reflects a $2.4 billion increase due to a full year of product sales on legacy Innovation Systems programs. In addition, Aeronautics Systems product sales reflect higher volume on restricted and F-35 programs and Space Systems product sales reflect higher volume on Next Gen OPIR.
2019 product costs increased $3.1 billion, or 17 percent, as compared with 2018, consistent with the higher product sales described above.
2018 product sales increased $4.1 billion, or 25 percent, as compared with 2017, primarily due to the addition of $2.8 billion of product sales subsequent to the Merger date on legacy Innovation Systems programs and higher restricted and F-35 volume at Aeronautics Systems.
2018 product costs increased $3.6 billion, or 25 percent, as compared with 2017, consistent with the higher product sales described above.
Service Sales and Costs
2019 service sales increased $363 million, or 4 percent, as compared with 2018, and reflects a $265 million increase due to a full year of service sales on legacy Innovation Systems programs and higher service sales at Mission Systems, partially offset by lower service sales at Defense Systems principally due to program completions.

NORTHROP GRUMMAN CORPORATION

2019 service costs increased $231 million, or 3 percent, as compared to 2018, consistent with the higher service sales described above and reflects improved margin rates at Defense Systems and Aeronautics Systems.
2018 service sales were comparable with 2017. Lower service sales at Space Systems and Defense Systems principally due to the completion of several programs, were offset by the addition of $374 million of service sales subsequent to the Merger date on legacy Innovation Systems programs.
2018 service costs were comparable with 2017, consistent with service sales described above.
BACKLOG
Backlog represents the future sales we expect to recognize on firm orders received by the company and is equivalent to the company’s remaining performance obligations at the end of each period. It comprises both funded backlog (firm orders for which funding is authorized and appropriated) and unfunded backlog. Unexercised contract options and indefinite delivery indefinite quantity (IDIQ) contracts are not included in backlog until the time the option or IDIQ task order is exercised or awarded. Backlog is converted into sales as costs are incurred or deliveries are made.
Backlog consisted of the following at December 31, 2019 and 2018:

	2019			2018
$ in millions	Funded	Unfunded	Total Backlog	Total Backlog	% Change in 2019
Aeronautics Systems	$10,454	$15,567	$26,021	$20,991	24%
Defense Systems	6,443	2,038	8,481	7,181	18%
Mission Systems	9,032	5,194	14,226	12,069	18%
Space Systems	4,348	11,764	16,112	13,259	22%
Total backlog	$30,277	$34,563	$64,840	$53,500	21%

LIQUIDITY AND CAPITAL RESOURCES
We endeavor to ensure the most efficient conversion of operating income into cash for deployment in our business and to maximize shareholder value through cash deployment activities. In addition to our cash position, we use various financial measures to assist in capital deployment decision-making, including cash provided by operating activities and free cash flow, a non-GAAP measure described in more detail below.
As of December 31, 2019, we had cash and cash equivalents of $2.2 billion; approximately $269 million was held outside of the U.S. by foreign subsidiaries. Cash and cash equivalents and cash generated from operating activities, supplemented by borrowings under credit facilities, commercial paper and/or in the capital markets, if needed, are expected to be sufficient to fund our operations for at least the next 12 months. Capital expenditure commitments were $790 million at December 31, 2019, and are expected to be paid with cash on hand.
Operating Cash Flow
The table below summarizes key components of cash flow provided by operating activities:

	Year Ended December 31
$ in millions	2019	2018	2017
Net earnings	$2,248	$3,229	$2,869
Non-cash items(1)	2,683	1,775	1,018
Changes in assets and liabilities:
Trade working capital	128	(65)	(285)
Retiree benefits, excluding MTM (expense) benefit	(703)	(1,083)	(946)
Other, net	(59)	(29)	(43)
Net cash provided by operating activities	$4,297	$3,827	$2,613

(1)	Includes depreciation and amortization, MTM (expense) benefit, non-cash lease expense, stock based compensation expense and deferred income taxes.
2019 cash provided by operating activities increased $470 million, as compared with 2018, principally due to improved trade working capital and lower pension contributions.

NORTHROP GRUMMAN CORPORATION

2018 cash provided by operating activities increased $1.2 billion, as compared with 2017, principally due to higher net earnings, including the addition of legacy Innovation Systems businesses, and improved trade working capital performance.
Free Cash Flow
Free cash flow, as reconciled in the table below, is a non-GAAP measure defined as net cash provided by operating activities less capital expenditures, and may not be defined and calculated by other companies in the same manner. We use free cash flow as a key factor in our planning for, and consideration of, acquisitions, the payment of dividends and share repurchases. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP.
The table below reconciles net cash provided by operating activities to free cash flow:

	Year Ended December 31			% Change in
$ in millions	2019	2018	2017	2019	2018
Net cash provided by operating activities	$4,297	$3,827	$2,613	12%	46%
Less: capital expenditures	(1,264)	(1,249)	(928)	1%	35%
Free cash flow	$3,033	$2,578	$1,685	18%	53%
2019 free cash flow increased $455 million, as compared with 2018, principally driven by an increase in net cash provided by operating activities.
2018 free cash flow increased $893 million, as compared with 2017, principally driven by the increase in net cash provided by operating activities described above, partially offset by the inclusion of capital expenditures from legacy Innovation Systems and higher capital expenditures at Aeronautics Systems and Space Systems.
Investing Cash Flow
2019 net cash used in investing activities decreased to $1.2 billion from $8.9 billion principally due to $7.7 billion paid in 2018 for the acquisition of Orbital ATK, net of cash acquired.
Financing Cash Flow
2019 net cash used in financing activities decreased to $2.4 billion from $4.6 billion principally due to lower debt and credit facility repayments of $2.1 billion and lower share repurchases, partially offset by net repayments of commercial paper in 2019 as compared to net borrowings in 2018.
Share Repurchases – See Note 3 to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K for further information on our share repurchase programs.
Commercial Paper, Credit Facilities and Unsecured Senior Notes – See Note 10 to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K for further information on our commercial paper, credit facilities and unsecured senior notes.
Financial Arrangements – See Note 12 to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K for further information on our use of standby letters of credit and guarantees.
Other Sources of Capital – We believe we can obtain additional capital, if necessary for long-term liquidity, from such sources as the public or private capital markets, the sale of assets, sale and leaseback of operating assets, and leasing rather than purchasing new assets. We have an effective shelf registration statement on file with the SEC, which allows us to access capital in a timely manner.

NORTHROP GRUMMAN CORPORATION

Contractual Obligations
At December 31, 2019, we had contractual commitments to repay debt with interest, make payments under operating leases, settle obligations related to agreements to purchase goods and services and make payments on various other liabilities. Payments due under these obligations and commitments, and the estimated timing of those payments, are as follows:

$ in millions	Total	2020	2021- 2022	2023- 2024	2025 and beyond
Long-term debt	$13,945	$1,110	$2,247	$1,056	$9,532
Interest payments on long-term debt	6,632	524	956	830	4,322
Operating leases	1,992	300	486	331	875
Purchase obligations(1)	15,126	8,089	2,839	2,213	1,985
Other long-term liabilities(2)	1,516	490	341	176	509
Total contractual obligations	$39,211	$10,513	$6,869	$4,606	$17,223

(1)
A “purchase obligation” is defined as an agreement to purchase goods or services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. These amounts are primarily comprised of open purchase order commitments to suppliers and subcontractors pertaining to funded contracts.

(2)
Other long-term liabilities, including their current portions, primarily consist of total accrued environmental reserves, deferred compensation, and other miscellaneous liabilities. It excludes obligations for uncertain tax positions of $1.2 billion as we are not able to reasonably estimate the timing of future cash flows related to such positions.

The table above excludes estimated minimum funding requirements for the company’s pension and OPB plans, as set forth by the Employee Retirement Income Security Act, as amended. For further information about future minimum contributions for these plans, see Note 13 to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K. Further details regarding long-term debt and operating leases can be found in Notes 10 and 15, respectively, to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND JUDGMENTS
Our consolidated financial statements are based on GAAP, which requires us to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements. We employ judgment in making our estimates in consideration of historical experience, currently available information and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from our estimates and assumptions, and any such differences could be material to our consolidated financial statements. We believe the following accounting policies are critical to the understanding of our consolidated financial statements and require the use of significant management judgment in their application. For a summary of our significant accounting policies, see Note 1 to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K.
Revenue Recognition
Due to the long-term nature of our contracts, we generally recognize revenue over time using the cost-to-cost method, which requires us to make reasonably dependable estimates regarding the revenue and cost associated with the design, manufacture and delivery of our products and services.
Contract sales may include estimates of variable consideration, including cost or performance incentives (such as award and incentive fees), contract claims and requests for equitable adjustment (REAs). Variable consideration is included in total estimated sales to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. We estimate variable consideration as the most likely amount to which we expect to be entitled.
Our cost estimation process is based on the professional knowledge of our engineering, program management and financial professionals, and draws on their significant experience and judgment. We prepare EACs for our contracts and calculate an estimated contract profit based on total estimated contract sales and cost. Since our contracts typically span a period of several years, estimation of revenue, cost, and progress toward completion requires the use of judgment. Factors considered in these estimates include our historical performance, the availability, productivity and cost of labor, the nature and complexity of work to be performed, the effect of change orders, availability and cost of materials, components and subcontracts, the effect of any delays in performance and the level of indirect cost allocations.

NORTHROP GRUMMAN CORPORATION

We generally review and reassess our sales, cost and profit estimates for each significant contract at least annually or more frequently as determined by the occurrence of events, changes in circumstances and evaluations of contract performance to reflect the latest reliable information available. The company performs on a broad portfolio of long-term contracts, including the development of complex and customized military platforms and systems, as well as advanced electronic equipment and software, that often include technology at the forefront of science. Cost estimates on fixed-price development contracts are inherently more uncertain as to future events than production contracts, and, as a result, there is typically more variability in those estimates, as well as financial risk associated with unanticipated cost growth. Changes in estimates occur for a variety of reasons, including changes in contract scope, the resolution of risk at lower or higher cost than anticipated, unanticipated performance and other risks affecting contract costs, performance issues with subcontractors or suppliers, changes in indirect cost allocations, such as overhead and G&A costs, and changes in estimated award and incentive fees. Identified risks typically include technical, schedule and/or performance risk based on our evaluation of the contract effort. Similarly, the changes in estimates may include changes in, or resolution of, identified opportunities for operating margin improvement.
For the impacts of changes in estimates on our consolidated statements of earnings and comprehensive income, see “Segment Operating Results” and Note 1 to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K.
Retirement Benefits
Overview – The determination of projected benefit obligations, the fair value of plan assets, and pension and OPB expense for our retirement benefit plans requires the use of estimates and actuarial assumptions. We perform an annual review of our actuarial assumptions in consultation with our actuaries. As we determine changes in the assumptions are warranted, or as a result of plan amendments, future pension and OPB expense and our projected benefit obligation could increase or decrease. The principal estimates and assumptions that have a significant effect on our consolidated financial position and annual results of operations are the discount rate, cash balance crediting rate, expected long-term rate of return on plan assets, estimated fair market value of plan assets, and the mortality rate of those covered by our pension and OPB plans. The effects of actual results differing from our assumptions and the effects of changing assumptions (i.e. actuarial gains or losses) are recognized immediately through earnings upon annual remeasurement in the fourth quarter, or on an interim basis as triggering events warrant remeasurement.
Discount Rate – The discount rate represents the interest rate used to determine the present value of future cash flows currently expected to be required to settle our pension and OPB obligations. The discount rate is generally based on the yield of high-quality corporate fixed-income investments. At the end of each year, we determine the discount rate using a theoretical bond portfolio model of bonds rated AA or better to match the notional cash outflows related to projected benefit payments for each of our significant benefit plans. Taking into consideration the factors noted above, our weighted-average composite pension discount rate was 3.39 percent at December 31, 2019, and 4.31 percent at December 31, 2018.
The effects of a hypothetical change in the discount rate may be nonlinear and asymmetrical for future years as the discount rate changes. Holding all other assumptions constant, an increase or decrease of 25 basis points in the December 31, 2019 discount rate assumption would have the following estimated effects on 2019 pension and OPB obligations, which would be reflected in the 2019 MTM expense (benefit), and 2020 expected pension and OPB expense:

$ in millions	25 Basis Point Decrease in Rate	25 Basis Point Increase in Rate
2020 pension and OPB (benefit) expense	$(34)	$31
2019 pension and OPB obligation and MTM expense (benefit)	1,297	(1,230)

NORTHROP GRUMMAN CORPORATION

Cash Balance Crediting Rate – A portion of the company’s pension obligation and resulting pension expense is based on a cash balance formula, where participants’ hypothetical account balances are accumulated over time with pay-based credits and interest. Interest is credited monthly using the current 30-Year Treasury bond rate. The interest crediting rate is part of the cash balance formula and independent of actual pension investment earnings. The cash balance crediting rate tends to move in concert with the discount rate but has an offsetting effect on pension benefit obligations and the related MTM expense (benefit). The minimum cash balance crediting rate allowed under the plan is 2.25 percent. The cash balance crediting rate assumption has been set to its current level of 2.39 percent as of December 31, 2019, growing to 2.64 percent by 2025. Holding all other assumptions constant, an increase or decrease of 25 basis points in the December 31, 2019 cash balance crediting rate assumption would have the following estimated effects on the 2019 pension benefit obligation, which would be reflected in the 2019 MTM expense (benefit), and 2020 expected pension expense:

$ in millions	25 Basis Point Decrease in Rate	25 Basis Point Increase in Rate
2020 pension (benefit) expense	$(11)	$12
2019 pension obligation and MTM expense (benefit)	(136)	151
Expected Long-Term Rate of Return on Plan Assets – The expected long-term rate of return on plan assets (EROA) assumption reflects the average rate of net earnings we expect on current and future benefit plan investments. EROA is a long-term assumption, which we review annually and adjust to reflect changes in our long-term view of expected market returns and/or significant changes in our plan asset investment policy. Due to the inherent uncertainty of this assumption, we consider multiple data points at the measurement date including the plan’s target asset allocation, historical asset returns and third party projection models of expected long-term returns for each of the plans’ strategic asset classes. In addition to the data points themselves, we consider trends in the data points, including changes from the prior measurement date. The EROA assumptions we use for pension benefits are consistent with those used for OPB plans; however, we reduce the EROA for OPB plans to allow for the impact of tax on investment earnings, as certain Voluntary Employee Beneficiary Association trusts are taxable.
During 2019, the Investment Committee of the company’s benefit plans reviewed and approved the plans’ major asset class allocations. The current asset allocation is approximately 40% public equities, 30% fixed-income and 30% alternatives, which reflects a shift of approximately 5% from public equities to alternatives. At this time, the Investment Committee is not contemplating any significant changes to that mix. For further information on plan asset investments, see Note 13 to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K.
While historical market returns are not necessarily predictive of future market returns, given our long history of plan performance supported by the stability in our investment mix, investment managers, and active asset management, we believe our actual historical performance is a reasonable metric to consider when developing our EROA. Our average annual rate of return from 1976 to 2019 was approximately 11.1 percent and our 20-year and 30-year rolling average rates of return were approximately 7.1 percent and 9.7 percent, respectively, each determined on an arithmetic basis and net of expenses. Our 2019 actual net plan asset returns were approximately 19.1 percent.
Consistent with our past practice, we obtained long-term capital market forecasting models from several third parties and, using our target asset allocation, developed an expected rate of return on plan assets from each model. We considered not only the specific returns projected by those third party models, but also changes in the models year-to-year when developing our EROA.
For determining 2019 FAS expense, we assumed an expected long-term rate of return on pension plan assets of 8.0 percent and an expected long-term rate of return on OPB plan assets of 7.67 percent. For 2020 FAS expense, we have assumed an expected long-term rate of return on pension plan assets of 8.0 percent and 7.66 percent on OPB plans. Holding all other assumptions constant, an increase or decrease of 25 basis points in our December 31, 2019 EROA assumption would have the following estimated effects on 2020 expected pension and OPB expense:

$ in millions	25 Basis Point Decrease	25 Basis Point Increase
2020 pension and OPB expense (benefit)	$78	$(78)

NORTHROP GRUMMAN CORPORATION

In addition, holding all other assumptions constant, an increase or decrease of 100 basis points in actual versus expected return on plan assets would have the following estimated effects on our 2020 MTM expense (benefit):

$ in millions	100 Basis Point Decrease	100 Basis Point Increase
2020 MTM expense (benefit)	$312	$(312)
Estimated Fair Market Value of Plan Assets – For certain plan assets where the fair market value is not readily determinable, such as real estate, private equity, hedge funds and opportunistic investments, we develop estimates of fair value using the best information available. Estimated fair values on these plan assets are based on redemption values and net asset values, as well as valuation methodologies that include third party appraisals, comparable transactions, discounted cash flow valuation models and public market data.
Mortality Rate – Mortality assumptions are used to estimate life expectancies of plan participants. In October 2014, the Society of Actuaries (SOA) issued updated mortality tables and a mortality improvement scale, which reflected longer life expectancies than previously projected. In October 2019, the SOA issued an updated mortality base table (the Private Retirement Plans Mortality table for 2012 (Pri-2012)) as well as an updated mortality improvement scale (MP-2019). The updated model is based on a comprehensive study, which shifted the blue/white collar mix in prior tables more toward blue collar in the Pri-2012 table. Considering our employee population, we performed a study of our recent actual pension plan mortality experience to determine whether the Pri-2012 table’s shift toward blue collar was appropriate for our company. After considering the additional information released by the SOA in October 2019, and after reviewing our own historical mortality experience, we adopted the Pri-2012 White Collar table along with their projection scale, but with a long-term improvement rate of 0.75% versus 1.0% assumed by the SOA. Accordingly, we updated the mortality assumptions used in calculating our pension and OPB obligations recognized at December 31, 2019, and the amounts estimated for our 2020 pension and OPB expense.
For further information regarding our pension and OPB plans, see “Risk Factors” in Part I, Item 1A of the 2019 Form 10-K and Notes 1 and 13 to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K.
Litigation, Commitments and Contingencies
We are subject to a range of claims, disputes, enforcement actions, investigations, lawsuits, overhead cost claims, environmental matters, income tax matters and administrative proceedings that arise in the ordinary course of business. Estimating liabilities and costs associated with these matters requires judgment based upon the professional knowledge and experience of management. We determine whether to record a reserve and, if so, what amount based on consideration of the facts and circumstances of each matter as then known to us. Determinations regarding whether to record a reserve and, if so, of what amount, reflect management’s assessment regarding what is likely to occur; they do not necessarily reflect what management believes should occur. The ultimate resolution of any such exposure to us may vary materially from earlier estimates as further facts and circumstances develop or become known to us.
Environmental Matters – We are subject to environmental laws and regulations in the jurisdictions in which we do or have done business. Factors that could result in changes to the assessment of probability, range of reasonably estimated costs and environmental accruals include: modification of planned remedial actions; changes in the estimated time required to conduct remedial actions; discovery of more or less extensive (or different) contamination than anticipated; information regarding the potential causes and effects of contamination; results of efforts to involve other responsible parties; financial capabilities of other responsible parties; changes in laws and regulations, their interpretation or application; contractual obligations affecting remediation or responsibilities; and improvements in remediation technology. As we expect to be able to recover a portion of environmental remediation liabilities through overhead charges on government contracts, such amounts are deferred in prepaid expenses and other current assets (current portion) and other non-current assets until charged to contracts. We use judgment to evaluate the recoverability of our environmental remediation costs, assessing, among other things, U.S. government regulations, our U.S. government contract mix and past practices. Portions of the company’s environmental liabilities we do not expect to be recoverable have been expensed.
Income Tax Matters – The evaluation of tax positions taken in a filed tax return, or planned to be taken in a future tax return or claim, requires the use of judgment. We establish reserves for uncertain tax positions when, despite the belief that our tax positions are supportable, there remains uncertainty in a tax position taken in our filed tax returns or planned to be taken in a future tax return or claim. The company follows a recognition and measurement approach, considering the facts, circumstances, and information available at the reporting date. Judgment is

NORTHROP GRUMMAN CORPORATION

exercised by the company in determining the level of evidence necessary and appropriate to support its assessment using all available information. The technical merits of its position are derived from sources of authority in the tax law and their applicability to the facts and circumstances of the tax position. In measuring the tax position, the company considers the amounts and probabilities of the outcomes that could be realized upon settlement. When it is more likely than not that a tax position will be sustained, we record the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority. To the extent we prevail in matters for which reserves have been established or are required to pay amounts in excess of reserves, there could be a significant impact on our consolidated financial position and annual results of operations. During 2019, we increased our unrecognized tax benefits by approximately $319 million related to our methods of accounting associated with the timing of revenue recognition and related costs, and the 2017 Tax Act.
For further information on litigation, commitments and contingencies, see “Risk Factors” in Part I, Item 1A of the 2019 Form 10-K and Note 1, Note 7, Note 11 and Note 12 to the consolidated financial statements in Part II, Item 8 of Exhibit 99.4 of this Form 8-K.
Goodwill and Other Purchased Intangible Assets
Overview – We allocate the purchase price of acquired businesses to the underlying tangible and intangible assets acquired and liabilities assumed based upon their respective fair values, with the excess recorded as goodwill. Such fair value assessments require judgments and estimates that can be affected by contract performance and other factors over time, which may cause final amounts to differ materially from original estimates. Adjustments to the fair value of purchased assets and liabilities after the initial measurement period are recognized in net earnings.
We recognize purchased intangible assets in connection with our business acquisitions at fair value on the acquisition date. The most significant purchased intangible assets recognized from our acquisitions are generally customer-related intangible assets, including customer contracts and commercial customer relationships. We determine the fair value of those customer-related intangible assets based on estimates and judgments, including the amount and timing of expected future cash flows, long-term growth rates and discount rates. In some cases, we use discounted cash flow analyses, which are based on estimates of future sales, earnings and cash flows after considering such factors as general market conditions, customer budgets, existing firm and future orders, changes in working capital, long term business plans and recent operating performance.
Impairment Testing – We test for impairment of goodwill annually at each of our reporting units, which comprise our operating segments. The results of our annual goodwill impairment tests as of December 31, 2019 and 2018, respectively, indicated that the estimated fair value of each reporting unit exceeded its respective carrying value. There were no impairment charges recorded in the years ended December 31, 2019, 2018 and 2017.
In addition to performing an annual goodwill impairment test, we may perform an interim impairment test if events occur or circumstances change that suggest goodwill in any of our reporting units may be impaired. Such indicators may include, but are not limited to, the loss of significant business, significant reductions in federal government appropriations or other significant adverse changes in industry or market conditions.
When testing goodwill for impairment, we compare the fair values of each of our reporting units to their respective carrying values. To determine the fair value of our reporting units, we primarily use the income approach based on the cash flows that the reporting unit expects to generate in the future, consistent with our operating plans. This income valuation method requires management to project sales, operating expenses, working capital, capital spending and cash flows for the reporting units over a multi-year period, as well as to determine the weighted-average cost of capital (WACC) used as a discount rate and terminal value assumptions. The WACC takes into account the relative weights of each component of our consolidated capital structure (equity and debt) and represents the expected cost of new capital adjusted as appropriate to consider lower risk profiles associated with longer-term contracts and barriers to market entry. The terminal value assumptions are applied to the final year of the discounted cash flow model. We use industry multiples (including relevant control premiums) of operating earnings to corroborate the fair values of our reporting units determined under the market valuation method of the income approach.
We test for impairment of our purchased intangible assets when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Our assessment is based on our projection of the undiscounted future operating cash flows of the related asset group. If such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amount, we recognize a non-cash impairment charge to reduce the carrying amount to fair value. There were no impairment charges recorded in the years ended December 31, 2019, 2018 and 2017.

NORTHROP GRUMMAN CORPORATION

Impairment assessment inherently involves management judgments as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Due to the many variables inherent in the estimation of a business’ fair value and the relative size of our recorded goodwill and other purchased intangible assets, differences in assumptions may have a material effect on the results of our impairment analysis.

OTHER MATTERS
Off-Balance Sheet Arrangements
As of December 31, 2019, we had no significant off-balance sheet arrangements.